                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-65894

                  Prospectus Supplement Dated October 20, 2003
                                       to
                         Prospectus Dated July 26, 2001

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

         The table set forth in the section of the Prospectus entitled "Selling Security Holders" is hereby updated to list additional grants of options to certain employees of Authentidate Holding Corp.'s pursuant to its 2000 Employee Stock Option Plan. The following table lists those Selling Security Holders owning additional shares which may be offered for resale pursuant to this Supplement to the Re-offer Prospectus. Such Selling Security Holders have and may in the future acquire such shares upon the exercise of options granted under our 2000 Employee Stock Option Plan. Such persons may resell all, a portion, or none of such shares. The Selling Security Holders named below are employees of Authentidate Holding Corp. who may acquire shares of common stock under the Employee Stock Option Plan and are eligible to resell any such shares of common stock, regardless of whether they have any present intent to do so. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.


                                                                               Shares/Option         Percentage of
                                   Shares/Option Shares                           Shares                Shares
                Name of             Beneficially Owned      Option Shares       Owned After            Owned After
        Selling Security Holder     Prior to Offering          Offered           Offering              Offering (1)
--------------------------------------------------------------------------------------------------------------------
John T. Botti                       409,341/1,784,668        450,000(2)        409,341/1,334,668           7.4%

Dennis H. Bunt                         833/186,849            65,000(3)           833/121,849               **

Thomas Franceski                    12,325/255,000(4)        150,000(4)         12,325/105,000              **

**   Percentage is less than 1%.
(1)  Percentage based on 23,572,678 shares outstanding as of October 16, 2003.
(2) Listed shares include 450,000 shares underlying stock options included in this prospectus supplement.
(3) Listed shares include 65,000 shares underlying stock options included in this prospectus supplement.
(4) Listed shares include 150,000 shares underlying stock options included in this prospectus supplement. Excludes 717 shares of Common Stock owned by child of listed holder